Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO UPDATES DRILLING ACTIVITIES

New Wells Result in One Wildcat Discovery

and Two New Pool Discoveries in Northwest Oklahoma

DENVER, COLORADO, December 11, 2007 — CREDO Petroleum Corporation (NASDAQ:  CRED) today updated recent drilling results.

James T. Huffman, President, stated, “We recently drilled three gas wells in northwest Oklahoma where our Anadarko Shelf acreage continues to yield good results.  One of the new wells is a wildcat discovery in the Morrow formation and two wells discovered new pools in the Morrow formation.  In addition to follow-up drilling related to each of the three new wells, 10 additional wells are currently scheduled on other company prospects in Oklahoma, central Kansas and South Texas.”

Each of the new wells tested a separate Morrow formation prospect.  The wildcat well was drilled based on results from a recent 3-D seismic survey.  Two of the wells have recently begun producing at rates of about 1.0 MMcfed (million cubic feet of gas equivalent per day) before fracture stimulation.  The third well is awaiting pipeline connection before being fracture stimulated.  All of the wells encountered excellent Morrow sands.  The company owns an approximate 35% working interest in the wells.

On the Texas side of the Anadarko Basin, a second well is expected to commence shortly on the company’s 3,780 gross acre Humphreys Prospect.  The 11,200-foot well is an offset to the Humphreys #1 well drilled last year, and targets the Upper Morrow and Tonkawa sands.  The Humphreys well encountered 10 feet of excellent Upper Morrow sands that initially produced at the rate of 3.0 MMcfd but declined rapidly, indicating that the reservoir is limited in size.  However, production from the well has stabilized at 150 Mcf per day for about a year which indicates that the reservoir is indirectly communicated with a larger reservoir located nearby.  The company has recently acquired and reprocessed 3-D seismic over the prospect which suggests that the first well was drilled into a small satellite deposit located near the main channel.  The new well targets the main Morrow channel identified using the 3-D seismic.  CREDO owns a 25% working interest.

In South Texas, drilling is expected to commence in the first quarter of 2008 on the company’s 17,500-foot Gemini Prospect.  The prospect is located in Jim Hogg County about seven miles southeast of the N.E. Thompsonville Field which has produced over 820 Bcf (billion cubic feet of gas) from the Wilcox sands.  Three dimensional seismic over both fields indicates that the

Gemini Prospect is a structural trap similar in character to S. E. Thompsonville Field.  Sand presence on the Gemini Prospect is indicated by 3-D seismic correlation to a dry hole located about three miles to the south which found 300 feet of highly porous, but wet, Wilcox sands.  Seismic indicates that a well on the Gemini Prospect should be about 1,300 feet high to the dry hole, providing the opportunity for a significant up-dip gas accumulation.  The prospect also has potential for a large structural closure, up to 1,200 acres.

“Gemini is a very high potential prospect with possible reserves in the hundreds of billions of cubic feet of gas,” Huffman said.  “However, because the drilling cost and risks are high, the company will sell a portion of its interest for cash consideration and retain a ‘carried interest’ on the initial wildcat well.  This deal structure will preserve our option to participate in future wells with interests ranging from 18% before payout to 9% after payout.  A successful drilling outcome on Gemini Prospect will significantly increase our reserves.”

“I have often described our drilling results as uneven because we orient drilling more toward exploration,” Huffman noted.  “This provides good balance to our Calliope gas recovery project which is basically a resource play.  In fiscal 2006, our drilling results were excellent, including two wells in northwest Oklahoma which initially produced at a combined rate of 10 MMcfd.  While our drilling results for fiscal 2007 were good, they did not duplicate prior year results.  In fiscal 2008, we are off to a very good start with new discoveries in Oklahoma and Kansas, and we are looking forward to drilling high potential wells on our Humphreys and Gemini Prospects.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and

Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.